Exhibit 10.1
FIFTH AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Fifth Amendment”), dated as of April 6, 2009, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK, N.A., a national banking association formerly known as Union Bank of California, N.A. (“Bank”).
RECITALS:
A. Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated as of October 24, 2007, as amended by (i) that certain First Amendment dated as of January 14, 2008, (ii) that certain Second Amendment dated as of May 13, 2008, (iii) that certain Third Amendment dated as of August 19, 2008 and (iv) that certain Fourth Amendment dated as of January 30, 2009 (as so amended, the “Agreement”), pursuant to which Bank agreed to make various credit facilities available to Borrower in the respective amounts provided for therein.
B. Borrower has requested that Bank agree to (i) amend Section 2.2(b) of the Agreement to provide for usance drafts in connection with drawings under commercial Letters of Credit issued by Bank for the account of Borrower under the Letter of Credit Sublimit and (ii) amend Section 2.2(c) in certain respects. Bank is willing to so amend Section 2.2(b) and Section 2.2(c) of the Agreement, subject, however, to the terms and conditions of this Fifth Amendment.
AGREEMENT:
     In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
2. Amendments to the Agreement.
     (a) Section 2.2(b) of the Agreement, which relates to the Letter of Credit Sublimit, is hereby amended to read in full as follows:
          “(b) In the case of any commercial Letter of Credit, such commercial Letter of Credit shall be issued for the purpose of financing the importation or purchase of goods in the normal course of business of Borrower or any of its

Subsidiaries or for any other purpose acceptable to Bank. Each such commercial Letter of Credit shall provide for transport documents to be presented in a full set to Bank (and, in the case of airway bills, consigned to Bank) and/or at Bank’s option, with transport documents presented in less than a full set to Bank and/or consigned to Borrower or to any Person other than Bank and calling for drafts at sight or usance, covering the importation or purchase of goods in the normal course of business. In the case of any standby Letter of Credit, such standby Letter of Credit shall be issued for the purpose of providing credit enhancements with respect to Borrower’s workers’ compensation insurance arrangements or for any other purpose acceptable to Bank. Each usance draft in connection with any commercial Letter of Credit shall have a term not exceeding one hundred eighty (180) days.”
     (b) Section 2.2(c) of the Agreement, which relates to the Letter of Credit Sublimit, is hereby amended to read in full as follows:
          “(c) Each Letter of Credit shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form Letter of Credit Agreement in connection therewith. No commercial Letter of Credit shall have an expiration date more than one hundred eighty (180) days from its date of issuance or shall expire more than one hundred eighty (180) days after the Revolving Credit Commitment Termination Date. No standby Letter of Credit shall have an expiration date more than one (1) year from its date of issuance or shall expire more than one (1) year after the Revolving Credit Commitment Termination Date.”
     (c) Section 6 of the Agreement is hereby amended by adding a new Section 6.15 thereto, which shall read in full as follows:
          “6.15 Wire Transfer To Borrower’s Account. In the event that, at any time after the effective date of the Fifth Amendment to this Agreement, Borrower enters into any supplier agreement with any purchaser of any of the accounts receivable due to Borrower from any of its customers, then Borrower shall irrevocably instruct such purchaser, notwithstanding any provision to the contrary contained in such supplier agreement, to remit by wire transfer the funds constituting the purchase price for such accounts receivable directly to Borrower’s deposit account no. 3030160435 with Bank in accordance with wire transfer instructions to be furnished by Bank to Borrower or to such purchaser.”
3. Effectiveness of this Fifth Amendment. This Fifth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
     (a) A counterpart of this Fifth Amendment, duly executed by Borrower:

     (b) A replacement Agreement to Furnish Insurance, on Bank’s standard form therefor, duly executed by Borrower, which replacement Agreement to Furnish Insurance shall provide, among other things, that if Borrower imports inventory on FOB terms, then Borrower will furnish to Bank and maintain a master marine cargo insurance policy covering such inventory, which master marine cargo insurance policy shall name Bank as an additional insured and loss payee;
     (c) A legal documentation fee in the sum of Three Hundred Dollars ($300), which legal documentation fee shall be non-refundable; and
     (d) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Fifth Amendment.
4. Ratification.
     (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
     (b) Upon the effectiveness of this Fifth Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Fifth Amendment.
5. Representations and Warranties. Borrower represents and warrants as follows:
     (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
     (b) The execution, delivery and performance of this Fifth Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
     (c) This Fifth Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and
     (d) No event has occurred and is continuing or would result from this Fifth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

6. Governing Law. This Fifth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
7. Counterparts. This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
     WITNESS the due execution hereof as of the date first above written.
“Borrower”

MOTORCAR PARTS OF AMERICA, INC.
By:	/s/ Selwyn H. Joffe
Selwyn H. Joffe
Chairman, President and Chief Executive Officer
“Bank”

UNION BANK, N.A.
By:	/s/ Cary L. Moore
Cary L. Moore
Senior Vice President

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